Exhibit 10.5
Offer Letter
October 24, 2022
Adam Block
VIA email to
Dear Adam,
On behalf of the Motive team I am pleased to be the first to say congratulations on your offer.
Your offer of employment with Motive Technologies, Inc. (the “Company”) is on the following terms and conditions:
Position: Your job title will be VP, Enterprise Sales and you will report to Brian Germain. You will be a full-time regular employee. Your manager will further delineate your work responsibilities. Of course, the Company may change your position, compensation, duties, and work location from time to time at its discretion.
Start Date: Your employment will commence on November 21, 2022. This is a remote position meaning that you do not need to report a specific office. We understand you will be working remotely from Remote - US - Kentucky. If you decide to work remotely from a different state, please let            know. Please be sure to follow the rules set forth in our Global Mobility Policy which will be provided to you in your onboarding packet. While working remotely, you agree to only work from locations that allow you proper internet access to be able to do your job remotely.
Cash Compensation: If you accept this offer, your initial base salary will be paid at the rate of $275,000.00 per year, less all applicable tax and other withholdings and deductions. This position is a full-time exempt position, which means you will be paid your salary in regular installments, according to the Company’s regular payroll process, regardless of the number of hours you work per workweek, and you will not be eligible for overtime pay.
Incentive Pay Eligibility: You will be eligible for additional variable compensation under the terms of an incentive pay plan generally applicable to employees in your job classification (the “Plan”). Under the current Plan, your variable compensation at 100% of target achievement would be $275,000.00 on an annualized basis, such that your total on-target annualized earnings, including your base pay, would be $550,000.00 at 100% performance. Further, subject to your continued employment through the date of payment, you shall be entitled to receive variable compensation under the Plan for each of Q4 2022 and Q1 2023 at the target level, regardless of actual performance, with the amount for Q4 2022 pro-rated to your start date. The Plan agreement will be provided to you by your manager after you start employment. Please note that the terms and conditions of the Plan are reviewed periodically, and subject to revision at the Company’s sole discretion.
Sign-on Advance: Within the first thirty (30) days of the start of your employment with the Company, you will be paid a sign-on advance of $30,000.00, less applicable payroll deductions, taxes, and withholdings. You will earn the full amount of the sign-on advance if you remain continuously employed with the Company in good standing for a total of twelve (12) months from your employment start date. Accordingly, if your employment terminates for any reason (regardless of whether such termination is a voluntary resignation or an involuntary termination) within twelve (12) months of your start date, then you will be required to repay a pro-rated amount of the gross (pre-tax) amount of the bonus based on the number of days and months actually worked in the twelve (12) month period, within thirty (30) days of your employment separation date. If your employment terminates for any reason prior to the date the Sign-on Advance is paid, you will not be paid or owed any portion of the Sign-on Advance.
Equity Compensation: Subject to approval by Motive’s Board of Directors, you will be granted 375,000 restricted stock units covering shares of Motive’s common stock (the “RSUs”), subject to adjustment in connection with any stock split or similar capitalization event. The RSUs will be subject to the terms and conditions of Motive’s Amended and Restated 2013 Equity Incentive Plan, as amended from time to time (the “2013 Plan”), and Motive’s standard form of RSU grant notice and agreement thereunder (the “RSU Agreement”). The RSUs will be subject to two requirements to vest, both of which must occur before the RSUs expire: (i) a time and service-based requirement (the “Time and Service Based Requirement”); and (ii) a liquidity event requirement (i.e., a change in control of Motive or an initial public offering or other public trading event of Motive’s equity securities). The Time and Service Based Requirement will generally be satisfied (unless otherwise determined by Motive’s Board) as to 1/16th of the total number of RSUs on the first Quarterly Installment Date occurring on or after the vesting commencement date (which will be your employment start date with Motive), subject to your continuous eligible service with Motive (or a subsidiary thereof) through each such date. “Quarterly Installment Date” means March 15, June 15, September 15 and December 15 of a given calendar year.
In the event of an Acquisition or Other Combination and your termination by the Company or its successor without Cause within three (3) months prior to, at the time of, or within twelve (12) months following consummation of the Acquisition or Other Combination, then, upon satisfaction of the General Release requirement set forth below, 25% of the then unvested portion of the RSUs will automatically become vested. Capitalized terms not defined in this paragraph have the meaning set forth in the 2013 Plan and RSU Agreement.
As a condition of your receipt of any vesting acceleration, you will be required to execute and allow to become effective a general release of claims in favor of the Company in a form satisfactory to the Company, and provided by the Company to you (a “General Release”), within sixty (60) days following your employment termination. Unless the General Release is timely signed by you, is delivered to the Company, and becomes effective within the required period, vesting acceleration of your RSUs shall not occur. The General Release shall not require you to release claims that cannot be released as a matter of law.
Employee Benefits: You will be eligible to participate in Company-sponsored benefits in accordance with the terms of the applicable benefit plans. The Company may modify job titles, wages and benefits from time to time as it deems necessary.
At-Will Employment: Your employment with the Company is for no specified period and constitutes “at-will” employment, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, and with or without advance notice.

Contingencies: The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a. This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Additional information about this is contained at the end of this letter, and you will be asked to sign an authorization form so that the Company may conduct your background check. The Company is using Checkr to conduct background checks and CrossChq to conduct reference checks.
Right to Work: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Confidential Information and Invention Assignment Agreement: This offer is conditioned on your signing and complying with the At-Will Employment, Employee Invention Assignment, Confidentiality, and Arbitration”, which will be provided prior to your start date. This agreement contains a mutual arbitration clause.
Restrictive Covenants: This offer is contingent upon your express representation that you are not presently subject to any restrictive covenants (non-solicitation, non-compete, etc.) by or in connection with any former employers or other parties that would restrict your activities on behalf of the Company, and you have not unlawfully taken any proprietary or confidential information from a former employer or breached a contract concerning same. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
Company Rules: As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
Entire Agreement: This offer, along with the Confidentiality Agreement, forms the complete and exclusive agreement regarding the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Offer Letter. Modifications or amendments to this agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Chief Executive Officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
Please sign and date this letter and return by October 24, 2022, if you wish to accept employment at the Company under the terms described above. The At-Will Employment, Employee Invention Assignment, Confidentiality, and Arbitration Agreement will be sent to you electronically via our onboarding system before you start.
Congratulations again, and I look forward to welcoming you to the team.
Sincerely,
By    /s/ Shoaib Makani
Shoaib Makani, CEO
I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.
Adam Block, /s/ Adam Block
10/24/2022